Dresser-Rand Updates Outlook for Third Quarter and Year 2007

      HOUSTON, Oct. 3 /PRNewswire-FirstCall/ -- Dresser-Rand Group Inc. ("Dresser-Rand") (NYSE: DRC), announced today that its operating income for the third quarter 2007 is expected to be between $32 million and $36 million. The Company updated its expectation principally to take into account its most recent forecast of the impact of the strike in its Painted Post facility along with a slower than anticipated recovery in aftermarket sales.

      The impact of the strike on third quarter operating income is expected to be slightly greater than the high end of the range of $18 million that the Company had previously provided. The Company currently estimates that the impact of the strike on its the fourth quarter results will decline by approximately twenty-five percent from the third quarter impact. This is due to an ongoing reduction in its dependence on the relatively high cost temporary workforce due to hiring of permanent replacement workers and increasing outsourcing of non-critical activities.

      The slower recovery in aftermarket sales in the third quarter is related to the relatively flat aftermarket bookings over the previous two quarters. The Company did experience higher aftermarket bookings in the third quarter versus both the second quarter of this year and the previous year's third quarter. The Company expects to recover a portion of the sales in the fourth quarter and, therefore, similar to last year, expects to have a strong fourth quarter performance.

      After the affect of the above two issues and the inclusion of a currently expected FAS 106 non-cash curtailment gain of approximately $8 million to $12 million, the Company believes its full year operating income will be within the range of $205 million to $225 million. As a result, the Company expects that its operating income will be up in the range of 16% to 28% versus last year. The curtailment gain is expected to essentially offset previously disclosed costs reported in the first half of the year for a litigation provision, a change in an accounting estimate for workers' compensation, and service unit expenses.

      Dresser-Rand's president and chief executive officer Vincent R. Volpe, Jr. said, "As we expect a recovery in aftermarket sales in the fourth quarter, the adjustment to our full year guidance is largely due to the Painted Post strike. While the strike is unfortunate, we have maintained our position that the first priority was to continue to provide our clients with uninterrupted service. We are accomplishing this objective and have received continued strong bookings in reciprocating products since the strike began. Even with the increased costs, it is equally clear that we are doing the right thing for the medium and long term success of this facility. Looking ahead, we reiterate our belief that the strike, should it continue, will have no material impact on our 2008 results."

      Further information will be provided by the Company during its upcoming quarterly earnings release and teleconference expected to take place in about one month's time.

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      About Dresser-Rand

      Dresser-Rand is among the largest suppliers of rotating equipment solutions to companies that operate in the worldwide oil, gas, petrochemical, and process industries. Dresser-Rand operates manufacturing facilities in the United States, France, Germany, Norway, and India, and maintains a network of 27 service and support centers worldwide.

      This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning the Company's plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, executive compensation and other information that is not historical information. The words "anticipates," "believes," "expects", "intends," and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from, any future acquisitions; economic, political, currency and other risks associated with international sales and operations; loss of senior management; the Company's brand name may be confused with others; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; ability to operate as a stand-alone company; unexpected product claims and regulations; and infringement on its intellectual property or infringement on others' intellectual property. These and other risks are discussed in greater detail in the Company's filings with the Securities and Exchange Commission at http://www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at http://www.dresser-rand.com.